UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2018

YOSEN GROUP, INC.

(Exact name of registrant as specified in Charter)

Nevada	000-28767	88-0403070
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

368 HuShu Nan Road

HangZhou City, Zhejiang Province, China 310014

 (Address of Principal Executive Offices)

+086-0571-8838 1700

 (Registrant’s Telephone number)

Copies to:

Asher S. Levitsky PC

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas; Suite 1100

New York, New York 10105-0302

Phone: (212) 370-1300

Fax: (212) 370-7889

E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2018, the Company entered into a debt conversion agreement with Qishizhihe Investment Co. Ltd., a British Virgin Island company (“Qishizhihe”), pursuant to which Qishizhihe agreed to convert loans in the principal amount of RMB4,500,000 ($717,886) into 10,255,522 shares (the “Shares”) of common stock at a conversion price of $0.07 per share. Qishizhihe had made the loans pursuant to loan and security agreements dated December 22, 2016 and June 1, 2016.

On March 29, 2018, the Company entered into an agreement with Zhenggang Wang, who was a director, chief executive officer and chairman of the board of the Company until his resignation on February 1, 2018, pursuant to which the Company agreed to sell to Mr. Wang all of the stock in its wholly-owned subsidiary, Capital Future Development Limited, a British Virgin Islands company, in exchange for the transfer by Mr. Wang to the Company of 1,738,334 shares of the Company’s common stock, which represents all of the Company’s common stock owned by Mr. Wang. The shares acquired by the Company will be cancelled. The Company’s former business, which was the distribution of a range of imported products, including digital products, baby products, health nutrition and frozen food, was conducted through Capital Future Development. As previously reported, the Company is treating this business as a discontinued operation and intends to engage in the franchising or operations of upscale restaurants in China

Item 3.01. Unregistered Sales of Equity Securities

As disclosed in Item 1.01, the Company issued the 10,255,522 shares upon conversion of debt owed by the Company to Qishizhihe. The issuance of the Shares was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933 and Regulation S of the Securities and Exchange Commission under the Securities Act. No commission or other remuneration was paid in connection with the conversion of the debt to equity.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Debt conversion agreement dated March 29, 2018, between the Company and Qishizhihe Investment Co. Ltd.
99.2	Exchange agreement dated March 29, 2018, between the Company and Zhenggang Wang.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2018	Yosen Group, Inc.

/s/ Zinan Zhou
Zinan Zhou
Chief Executive Officer

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